Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

New Hampshire Thrift Bancshares, Inc.

We consent to the use of our report dated March 23, 2012, with respect to the consolidated balance sheets of New Hampshire Thrift Bancshares, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity, comprehensive income and cash flows for each of the years in the three year period ended December 31, 2011, which appears in the December 31, 2011 Annual Report on Form 10-K of New Hampshire Thrift Bancshares, Inc. and Subsidiaries incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

December 7, 2012